EXHIBIT 3.1

CERTIFICATE OF AMENDMENT
OF
THIRD RESTATED CERTIFICATE OF INCORPORATION
OF
WASTE MANAGEMENT, INC.

(Pursuant to Section 242 of the General Corporation Law of the State of Delaware)

Waste Management, Inc., a Delaware corporation duly organized and existing under the General Corporation Law of the State of Delaware (the “Corporation”), does hereby certify that:

1.	Article Seventh of the Third Restated Certificate of Incorporation of the Corporation is hereby amended in its entirety to read as follows:

“Seventh: A director or officer of the Corporation shall not be liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director or officer, except to the extent such exemption from liability or limitation thereof is not permitted under the General Corporation Law of Delaware as the same exists or may hereafter be amended. Any amendment, modification or repeal of the foregoing sentence shall not adversely affect any right or protection of a director or officer of the Corporation hereunder in respect of any act or omission occurring prior to the time of such amendment, modification or repeal.”

2.	The foregoing amendment to the Third Restated Certificate of Incorporation of the Corporation was duly adopted in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware.

[Signature Page Follows]

IN WITNESS WHEREOF, the Corporation has caused this Certificate to be executed by its duly authorized officer on this 14th day of May 2024.

WASTE MANAGEMENT, INC.

By:	/s/ Courtney A. Tippy
Courtney A. Tippy
Corporate Secretary